Execution Version 1 1011178780v10 AMENDED AND RESTATED EMPLOYMENT AGREEMENT This EMPLOYMENT AGREEMENT is made as of this 12th day of June, 2025 (this “Agreement”), by and between Warner Bros. Discovery, Inc. (“WBD”), Discovery Communications, LLC (the “Company”), a wholly- owned subsidiary of WBD, and David Zaslav (the “Executive”), (collectively, the “Parties”), and amends and restates the prior Employment Agreement between the Executive and Discovery, Inc. dated as of May 16, 2021 (as amended, the “Prior Agreement”). WHEREAS, the Executive is currently employed by the Company and serves as the President and Chief Executive Officer (“CEO”) of WBD; WHEREAS, WBD has announced plans to effectuate a separation of its Global Networks division from its Streaming & Studios division through a spin-off (the “Spinoff”) of the Streaming & Studios division as a standalone public company (“ContentCo”); WHEREAS, unless and until the consummation of the Spinoff, WBD desires to continue to have access to the Executive’s services as President and CEO of WBD, and the Executive is willing to continue to provide such services, and the Parties desire to enter into this Agreement to secure the Executive’s employment during the term hereof, on the terms and conditions set forth herein; and WHEREAS, in the event that the Spinoff is consummated, the parties intend that this Agreement would be assigned to and assumed by ContentCo, with Executive serving as the President and CEO of ContentCo, on the terms and conditions set forth herein. NOW, THEREFORE, the Parties agree as follows: 1. Employment Terms Prior to Consummation of the Spinoff. Other than as set forth in Paragraph 6(d) and Paragraph 11(g) hereof, prior to the consummation of the Spinoff, the Executive shall continue to serve as the President and CEO of WBD on the terms and conditions set forth in Paragraphs 1 through 10 of the Prior Agreement (the “Pre-Spinoff Terms”), including the compensation terms set forth in Paragraph 4 of the Prior Agreement and the employee benefits and other perquisites set forth in Paragraphs 5 through 9 of the Prior Agreement. Effective as of the date hereof, Paragraph 10(g) of the Prior Agreement is deleted in its entirety except for the PRSU Treatment provided in Paragraph 11(g) hereof. 2. Employment Terms From and After Consummation of the Spinoff Or If No Spinoff Occurs by December 31, 2026. Other than as set forth in Paragraph 6(d) and Paragraph 11(g) hereof, Paragraphs 3 through 11 of this Agreement (the “Post-Spinoff Terms”) shall only be and become effective upon, and are contingent on, the consummation of the Spinoff. If the Spinoff is not consummated prior to December 31, 2026, then the Post-Spinoff Terms (other than Paragraph 6(d) and Paragraph 11(g)) shall be null and void, without further action on the part of any of the Parties, and Executive’s employment as the President and CEO of WBD shall continue to be subject to the Pre-Spinoff Terms until December 31, 2027, unless (i) earlier terminated pursuant to Paragraph 10 of the Prior Agreement or (ii) otherwise agreed by the Parties. For the avoidance of doubt, if the Executive’s employment is terminated for any reason prior to the consummation of the Spinoff, then the Post-Spinoff Terms shall be of no force or effect and Executive’s rights and entitlements upon such termination shall be governed solely by the Pre-Spinoff Terms and Paragraphs 6(d) and 11(g) hereof. The date that the Spinoff is consummated shall be referred to hereunder as the “Spinoff Effective Date”. 3. Title. Effective upon the Spinoff Effective Date, the Executive and WBD agree that the Executive will serve ContentCo as President and CEO, on the terms and conditions as specified in Paragraph 2, and the Executive will have the right to be nominated to the Board of Directors of ContentCo (the “Board”) while serving as the CEO,

2 1011178780v10 primarily based in ContentCo’s New York, New York offices, provided, however, that the Executive may from time to time render his services remotely from other ContentCo offices or a personal residence. 4. Employment Term. Effective as of the Spinoff Effective Date, the Executive’s employment shall be with ContentCo, and shall continue thereafter until December 31, 2030, unless sooner terminated pursuant to Paragraph 11 hereof (the “Term of Employment”). From and after the Spinoff Effective Date, references in this Agreement to the “expiration of the Term of Employment” shall refer to the expiration of the Term of Employment on December 31, 2030. 5. Duties. Effective from and after the Spinoff Effective Date, the Executive shall report directly and solely to the Board. The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO of ContentCo, including the supervision and responsibility for all operations and management of ContentCo and its subsidiaries (the “ContentCo Entities”). The Executive shall be the most senior executive having management responsibilities for the assets and day-to-day operations of ContentCo. During the Term of Employment, the Board shall not give another employee of ContentCo a title which includes the word “chairman”. The Executive shall work under the direction and control of the Board. The Executive agrees to render his services to ContentCo under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and ContentCo policies. The Executive shall be subject to all of ContentCo’s policies, including conflicts of interest. 6. Compensation. (a) Base Salary. Effective upon the Spinoff Effective Date, ContentCo shall pay the Executive a base salary (the “Base Salary”), to be paid on the same payroll cycle as other U.S.-based executive officers of ContentCo (which shall be not less frequently than bi-monthly), at an annual rate of Three Million Dollars ($3,000,000). (b) Annual Bonus. Effective upon the Spinoff Effective Date, the Executive shall be eligible to participate in ContentCo’s annual incentive compensation plan (the “Annual Plan”), as in effect from time to time, with an annual incentive payment target during each full fiscal year of the Term of Employment of 200% of Base Salary (the “Target”) with a maximum award equal to 200% of Target. The actual amount payable to the Executive as an “Annual Bonus” under the Annual Plan, including the portion of the Annual Bonus, if any, above Target, shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”) in good faith consultation with the Executive. So long as the Executive remains continuously employed under this Agreement through the end of each calendar year (or as otherwise specifically provided in Paragraph 11 following termination of employment), the Annual Bonus shall be earned by Executive and shall be paid in accordance with past practice, but in no event later than March 15 of the calendar year following the year of performance. In the calendar year, if any, in which the Spinoff Effective Date occurs (the “Consummation Year”), the Executive’s target bonus for the Consummation Year shall be calculated on a prorated basis as the sum of (i) the Executive’s target bonus as in effect at the beginning of the Consummation Year based on the Target set forth in the Prior Agreement (i.e., $22,000,000) and subject to the achievement in the period from January 1 of such Consummation Year through the Spinoff Effective Date of the applicable qualitative and quantitative objectives established for such year under the Prior Agreement, pro-rated for the portion of the Consummation Year occurring prior to the Spinoff Effective Date (with the applicable quantitative objectives measured on a pro-rated basis as well, taking into account performance through the Spinoff Effective Date and subject to reasonable adjustments for when the Spinoff Effective Date occurs in the Consummation Year, as determined in the good faith discretion of the Compensation Committee of WBD’s Board of Directors) and (ii) the Executive’s Annual Bonus on and after the Spinoff Effective Date based on the Target set forth in this Agreement (i.e., $6,000,000) and subject to the achievement of the applicable performance objectives established under the Annual Plan for such period, pro-rated for the portion of the Consummation Year following the Spinoff Effective Date. For the avoidance of doubt, (1) any Annual Bonus calculated in accordance with the immediately preceding sentence shall be paid at the time prescribed for bonuses in respect of the Consummation Year under the Annual Plan and (2) upon a termination of employment under Paragraph 11 of this Agreement following the Spinoff Effective Date that occurs in the Consummation Year, any partial bonus for the year of termination shall be calculated in accordance with the immediately preceding

3 1011178780v10 sentence, with a portion of such partial bonus calculated based on the Target set forth in the Prior Agreement (i.e., $22,000,000) and a portion of such partial bonus calculated based on the Target set forth in this Agreement (i.e., $6,000,000). (c) Annual Equity Program. So long as the Term of Employment has not terminated and provided that the Executive has not given notice of intent to terminate employment, except as expressly provided in the next sentence, for each calendar year during the Term of Employment and following the Spinoff Effective Date, whenever ContentCo grants its regular annual long-term incentive awards each year, the Executive will be eligible to receive an annual long-term incentive compensation award (the “Annual ContentCo LTI Award”) with a target value equal to (i) $15,500,000 in the first calendar year in which an Annual ContentCo LTI Award and (ii) $7,500,000 per year in each subsequent calendar year during the term of this Agreement. Notwithstanding the immediately preceding sentence, if the Spinoff Effective Date occurs after the Executive has already received an annual PRSU award in the Consummation Year pursuant to the terms of the Prior Agreement, then the Executive shall not be entitled to an Annual ContentCo LTI Award hereunder for the Consummation Year. Fifty percent (50%) of the value of any Annual ContentCo LTI Award made under this Paragraph 6(c) on or following the Spinoff Effective Date shall be made in the form of time-based restricted stock units (“RSUs”) and the remaining fifty percent (50%) of the value of such Annual ContentCo LTI Award shall be made in the form of performance-based restricted stock units (“PRSUs”). The terms and conditions of, and calculation of number of awards subject to, the Annual ContentCo LTI Award made following the Spinoff Effective Date shall be based on ContentCo’s then-standard practices and procedures for awards to other senior executives of ContentCo, as determined by the Compensation Committee; provided that upon the Executive’s termination of employment pursuant to Paragraph 11(a), (c) or (d) hereof, any outstanding RSUs or PRSUs then held by the Executive shall be treated as provided in such Paragraph. (d) 2025 Signing Awards. Effective as of the date hereof (June 12, 2025), the Executive shall receive a grant of 20,898,776 options to purchase WBD common stock (the “Signing Stock Options”) under the Warner Bros. Discovery Stock Incentive Plan (as amended and restated from time to time, the “WBD Incentive Plan”). Except as specifically stated herein, the Signing Stock Options shall have terms and conditions consistent with the Company’s standard award agreement, including a maximum term of seven (7) years from the date of grant. If a Spinoff is consummated, (x) upon the Spinoff Effective Date, the Signing Stock Options shall be converted solely into options to purchase shares of ContentCo stock based on the applicable methodology determined by WBD’s Compensation Committee at the time of the Spinoff (the “Adjustment Methodology”) and the Exercise Price and corresponding Stock Price Hurdles of the Signing Stock Options shall accordingly be adjusted based on the Adjustment Methodology and, (y) on and following the Spinoff Effective Date, all references in this Paragraph 6(d) to employment with WBD shall be deemed to refer to Executive’s employment with ContentCo and all references to WBD shall be deemed to be references to ContentCo. In the event that a Spinoff or other Qualifying Transaction (as defined below) is not consummated prior to December 31, 2026, the Signing Stock Options shall be treated as set forth in subparagraph (iii) hereof. (i) Vesting Generally. Subject to subparagraph (ii) and (iii) below, forty percent (40%) of the Signing Stock Options (the “Time-Based Options”) shall vest in five equal annual installments on each of the first five anniversaries of the date hereof, so long as Executive is employed by WBD or ContentCo, as applicable, on the applicable anniversary date (the “Service Condition”). The remaining 60% of the Signing Stock Options (the “Performance-Based Options”) shall be divided into three approximately equal tranches (each, a “Tranche”) as set forth in the table below, with the exercisability of the options subject to each Tranche subject to the satisfaction of a comparable Service Condition and to the achievement of the following “Performance-Based Conditions”: (A) Performance-Based Conditions. Each Tranche of Performance-Based Options shall be deemed to satisfy the applicable Performance-Based Conditions upon the achievement on any Measurement Date of a VWAP Price equal to or exceeding the applicable “Stock Price Hurdle” for such Tranche set forth in the table below. For example, if following the second anniversary of the date hereof, the Stock Price Hurdle for Tranche A of the Performance-Based Options is achieved (and assuming that the Spinoff has then been consummated, Executive remains employed with ContentCo and no other Qualifying Transaction or Change in Control of ContentCo has occurred), the Executive would then be vested in 24% of the Signing Stock Options, calculated as 40% of the Time-Based Options, which make up 40% of the total award (i.e., 16% of the Signing Stock Options) plus 40% of

4 1011178780v10 Tranche A of the Performance-Based Options, which make up 20% of the total award (i.e., 8% of the Signing Stock Options). Tranche Shares Stock Price Hurdle A 4,179,755 120% of Exercise Price B 4,179,755 150% of Exercise Price C 4,179,756 165% of Exercise Price (B) Definitions. For purposes of the Performance-Based Options, (1) “VWAP Price” shall mean the volume-weighted average stock price achieved based on the closing prices of WBD Common Stock or ContentCo common stock, if applicable, over any period of 30 consecutive trading days occurring during the Performance Period, (2) “Performance Period” shall mean the period from the date hereof through and including the fifth anniversary of the date hereof, (3) “Measurement Date” shall mean any day during the Performance Period that the Performance-Based Options are outstanding and have not been forfeited and (4) “Exercise Price” shall mean the exercise price of the Signing Stock Options as set forth in the applicable award agreement, which shall not be less than the fair market value of WBD common stock on the grant date. (ii) Special Vesting Conditions. Notwithstanding anything to the contrary in this Agreement, the equity incentive plan adopted by ContentCo or the applicable award agreement, upon the occurrence any of the events set forth in this subparagraph (ii) during the Performance Period, the Signing Stock Options shall be treated as follows: (A) Death or Disability, Termination other than for Cause or for Good Reason. In the event of a termination of the Executive’s employment with WBD prior to the Spinoff Effective Date or ContentCo on or after the Spinoff Effective Date (A) due to the Executive’s death or Disability, (B) by the Executive for Good Reason or (C) by the Board for any reason other than for Cause (any such termination, a “Qualifying Termination”), (1) the Service Condition shall be waived as to both the Time-Based Options and the Performance-Based Options and (2) the Stock Price Hurdle applicable to each Tranche of the Performance-Based Options, if and to the extent not achieved prior to the Qualifying Termination, shall continue to be eligible to be satisfied until the earlier of the one-year anniversary of the effective date of the Executive’s Qualifying Termination and the end of the Performance Period. Any Signing Stock Options that have not vested and been exercised on or before the one-year anniversary of the date of Executive’s Qualifying Termination (including, without limitation, because the Stock Price Hurdles applicable to a given Tranche have not been achieved) shall be immediately and automatically forfeited and cancelled. (B) Termination for Any Other Reason, Termination for Cause. In the event of the Executive’s termination of employment with WBD prior to the Spinoff Effective Date or ContentCo on or after the Spinoff Effective Date for any reason other than a Qualifying Termination, any then-vested and exercisable Signing Stock Options shall remain outstanding and exercisable for ninety (90) days following the date of such termination and any Signing Stock Options that have not vested as of such termination (including, without limitation, because the Stock Price Hurdles applicable to a given Tranche have not been achieved) shall be immediately and automatically forfeited and cancelled. Notwithstanding the foregoing, in the event of Executive’s termination of employment for Cause, all of the Signing Stock Options, whether vested or unvested, shall immediately be forfeited. (C) Pre-Spinoff Qualifying Transaction. In the event that prior to the Spinoff Effective Date there shall occur (A) a Change in Control (as defined in Paragraph 11(g) of this Agreement) of WBD, (B) a sale of WBD’s Streaming & Studios division or (C) a sale of all or substantially all the assets of WBD’s Streaming & Studios division (any such transaction, a “Qualifying Transaction”), then (1) the Service Condition shall cease to apply to any then outstanding Time-Based Options or Performance-Based Options and (2) each Tranche of the Performance-Based Options shall be eligible to vest and be earned upon the consummation of such Qualifying Transaction if and to the extent that

5 1011178780v10 the per-share price attained at or immediately prior to the consummation of such Qualifying Transaction equals or exceeds the corresponding Stock Price Hurdle for such Tranche of Performance- Based Options. Any Tranche of Performance-Based Options that has not or does not become vested and earned at or before any such Qualifying Transaction shall be immediately and automatically forfeited and cancelled. (D) Post-Spinoff Change in Control. Following the Spinoff Effective Date, in the event of a Change in Control (as defined in Paragraph 11(g) of this Agreement) of ContentCo during the Performance Period, (1) the Service Condition shall cease to apply to any then outstanding Time- Based Options or Performance-Based Options and (2) each Tranche of the Performance-Based Options shall vest and be earned upon the consummation of such Change in Control if and to the extent that the per-share price received by holders of ContentCo common stock at or immediately prior to the consummation of such Change in Control equals or exceeds the corresponding Stock Price Hurdle (as adjusted in the Spinoff using the Adjustment Methodology) for such Tranche of Performance-Based Options. Any Tranche of Performance-Based Options that has not or does not become vested and earned at or before any such Change in Control shall be immediately and automatically forfeited and cancelled. (iii) Failure to Consummate a Spinoff or Qualifying Transaction. Notwithstanding any other provision in this Agreement to the contrary, if neither a Spinoff has been consummated nor a Qualifying Transaction has occurred, in either case, prior to December 31, 2026, then (1) any Time-Based Options that have satisfied the Service Condition as of such date shall remain outstanding and (2) the remaining portion of the Time-Based Options for which the Service Condition has not been satisfied, and all of the Performance-Based Options (regardless of the extent to which the applicable Service Condition and/or the Stock Price Hurdles have been satisfied or achieved), shall be immediately and automatically forfeited as of such date. (iv) Additional Options. On January 2, 2026, the Executive shall receive an additional grant of options under the WBD Incentive Plan to purchase 3,052,734 shares of WBD common stock (“Follow-on Grant”), provided he is employed by the Company on such date. Such award is intended to supplement the Signing Stock Options. Except as stated herein, such options shall have terms and conditions consistent with the Company’s standard award agreement, with 40% of such options vesting on the same schedule as the Time-Based Options and the remaining 60% vesting on the same schedule and subject to the same Stock Price Hurdles as the Performance- Based Options (i.e., 20% of the Follow-on Grant subject to the 120% Stock Price Hurdle, 20% of the Follow-on Grant subject to the 150% Stock Price Hurdle and 20% of the Follow-on Grant subject to the 165% Stock Price Hurdle). Notwithstanding the foregoing, if the value of WBD common stock on the date of grant exceeds the Exercise Price of the Signing Stock Options, the exercise price of the options subject to the Follow-On Grant shall be the closing price of WBD common stock on the date of grant and the Parties shall discuss how to make up for the lost economic value attributable to the higher exercise price (e.g., through the grant of additional stock options which have a Black Scholes value equal to the difference between the Black Scholes value of the option promised in the first sentence hereof and the option with the higher exercise price than the Signing Stock Options, or a grant of a full value award for a number of shares equal to the difference between the exercise prices on the 3,052,734 shares). For purposes of clarity, the Stock Price Hurdles applicable to the Performance-Based Options of the Follow-on Grant shall be based on the same Exercise Price as the Signing Stock Options. (v) Exercisability. Notwithstanding any other provision in this Agreement to the contrary, no Performance-Based Option may be exercised prior to the earlier to occur of the consummation of a Spinoff or the occurrence of a Qualifying Transaction. (vi) Broker-Assisted Exercise. The Executive shall have the right to pay the exercise price for the Signing Stock Options, as well as the taxes on the compensation recognized upon such exercise (up to his estimated marginal tax rate), through a contemporaneous broker-assisted sale of shares by the Executive (subject to all applicable securities laws). (e) Stockholding Requirements. Effective as of the Spinoff Effective Date, the Executive has agreed to hold a number of shares of ContentCo’s common stock, which is equal to the number of shares of WBD common stock the Executive is required to hold as of immediately prior to the Spinoff under the Prior Agreement (i.e., 1,500,000

6 1011178780v10 shares of WBD common stock as of the date hereof), as adjusted upon the consummation of the Spinoff by applying the applicable adjustment methodology, to be determined by the Compensation Committee. Upon the Spinoff Effective Date, the foregoing holding requirements will supersede any holding requirements applicable to the Executive under the Prior Agreement. PRSU awards are not counted until shares are delivered; similarly, Stock Options are not counted until exercised and shares are delivered. These holding requirements shall expire with the Term of Employment. (f) Withholding. WBD, or after the Spinoff Effective Date, ContentCo (or any of their respective affiliates) will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which the Executive participates or as required to satisfy any valid lien or court order. 7. Employee Benefits. Effective as of the Spinoff Effective Date, the Executive shall be eligible during the Term of Employment for the Employee Benefits set forth in this Paragraph 7. (a) Group Benefits. The Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by ContentCo for the benefit of its senior executive group, including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four (4) weeks of vacation in each calendar year of employment; the Executive may take vacation in accordance with ContentCo policy, consistent with the best interests of ContentCo; and annual leave not taken during a calendar year shall be carried forward and/or forfeited in accordance with ContentCo policy. (b) Office. ContentCo will provide the Executive with office space and such other facilities, support staff (Executive Assistant) and services suitable to his position, adequate for the performance of his duties and reasonably acceptable to Executive. (c) Equipment. ContentCo will provide and pay all such reasonable expenses related to Executive’s use of mobile technology during the Term of Employment, including monthly fees for business use of a cellular telephone, a wireless email device (e.g., an IPhone), a personal digital assistant (PDA), and a laptop computer, in each case as approved by ContentCo, to allow Executive to perform his job duties outside of ContentCo’s offices. 8. Business Expenses. From the date hereof and continuing on the Spinoff Effective Date, the Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with WBD’s, or after the Spinoff, ContentCo’s, written policies for its senior executive group. Effective as of the Spinoff Effective Date, Executive shall be entitled to travel via ContentCo aircraft, pursuant to ContentCo policy (which is initially expected to be consistent with WBD’s past practice), or first class air transportation. 9. Car Allowance. Continuing on the Spinoff Effective Date, during the Term of Employment the Executive will receive a car allowance of $ 1,400 per calendar month. 10. Airplane. Effective as of the Spinoff Effective Date, the Executive shall cease to be eligible to use WBD’s aircraft as provided under the Prior Agreement and shall instead be eligible during the Term of Employment to use ContentCo’s aircraft or any other private aircraft for up to 125 hours of personal use during each calendar year for which ContentCo shall pay for such use; provided that for the Consummation Year, ContentCo shall receive credit for any hours of personal use provided by WBD. Executive shall have the right to permit his spouse to travel separate and apart from Executive, provided such travel is to join the Executive at a location where he has travelled for business purposes, which spousal travel shall be considered personal use. If ContentCo requests that a family member or guest accompany the Executive on a business trip such use shall not be considered personal use, and to the extent ContentCo imputes income to the Executive for such requested family member or guest travel, ContentCo may, consistent with company policy, pay the Executive a lump sum “gross-up” payment sufficient to make the

7 1011178780v10 Executive whole for the amount of federal, state and local income and payroll taxes due on such imputed income as well as the federal, state and local income and payroll taxes with respect to such gross- up payment. 11. Termination. Prior to the Spinoff, Executive’s employment with WBD may be terminated in accordance with Paragraph 10 of the Prior Agreement and Executive shall, except as expressly set forth in Paragraph 11(g) hereof, be entitled to the payments and benefits set forth in Paragraph 10 of the Prior Agreement, subject to the applicable release requirement set forth in Paragraph 10 of the Prior Agreement. Notwithstanding the provisions of Paragraph 4 of this Agreement, following the Spinoff Effective Date, the Executive’s employment with ContentCo under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates: (a) Death. Upon the date of the Executive’s death. In such event, ContentCo shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to ContentCo): (i) the Executive’s accrued but unpaid Base Salary through the date of termination, plus (ii) any Annual Bonus for a completed year which was earned but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under ContentCo’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses in accordance with Paragraph 8 hereof ((i), (ii), (iii), (iv) and (v) hereinafter, the “Accrued Benefits”). In addition, (x) ContentCo shall pay an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s death, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time ContentCo normally pays the Annual Bonus and (y) the Executive’s family may elect to (1) continue to receive coverage under ContentCo’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the survivors of ContentCo executives at Executive’s level in ContentCo generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive’s family pursuant to Paragraph 7 (provided his family timely elects such COBRA coverage) in which case ContentCo shall pay the premiums for such COBRA coverage up to the maximum COBRA period, provided that if ContentCo determines that the provision of continued group health coverage at ContentCo’s expense may result in Federal taxation of the benefit provided thereunder to Executive’s family (e.g., because such benefits are provided on a self- insured basis by ContentCo), or if other penalties applied to ContentCo, then the family shall be obligated to pay the full monthly premium for such coverage and, in such event, ContentCo shall pay Executive’s surviving spouse, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period. In addition, upon the Executive’s death, any outstanding RSUs shall become fully vested and the Signing Stock Options shall be treated as set forth in Paragraph 6(d). If the Executive dies during the Term of Employment and prior to the last day of the performance period for any tranche of PRSUs (including any PRSUs granted under the Prior Agreement), then the Executive shall be entitled to a pro-rata portion (based on the number of days Executive was employed during the performance period) of such tranche of PRSUs, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The payment in respect of the PRSUs shall be distributed to the Executive’s designated beneficiary (or estate, if there is no designated beneficiary or the designated beneficiary did not survive the Executive) in a lump sum at the same time as the Executive would have been paid in respect of the PRSUs if he had continued to be employed by ContentCo. (b) Cause. Upon the date specified in a written notice from the Board terminating the Executive’s employment for “Cause.” In such event, ContentCo shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited. ContentCo shall have “Cause”: (i) As a result of the Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of ContentCo, unless the Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of ContentCo;

8 1011178780v10 (ii) If the Executive is convicted of, or pleads guilty or nolo contendre to, fails to defend against, a felony; (iii) If the Executive substantially and continuously refuses to perform his duties hereunder or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics); (iv) Upon the Executive’s material breach of the provisions of Paragraph 12; (v) If the Executive violates any policy of ContentCo that is generally applicable to all employees or all officers of ContentCo or ContentCo’s code of conduct, that the Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on ContentCo; or (vi) If the Executive fails to cooperate, if requested by the Board, with any investigation or inquiry into his or ContentCo’s business practices. The Executive’s employment shall not be terminated for Cause under this subparagraph (b) unless ContentCo notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonable specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause. (c) Other Than for Cause or for Good Reason. Upon the date specified in a written notice (i) from the Board terminating the Executive’s employment for any reason other than for Cause, the Executive’s death, the Executive’s “Disability,” or the expiration of the Term of Employment (and in the event no date is specified in the notice, the termination shall be effective upon the date on which the notice is delivered to the Executive); or (ii) from the Executive terminating his employment for “Good Reason.” In such event, the Company shall pay to the Executive: (v) the Accrued Benefits; plus (w) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the termination, where the numerator of the fraction is the number of calendar days the Executive was employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time ContentCo normally pays the Annual Bonus and subject to achievement of the applicable performance metric; (x) an amount equal to one-twelfth (1/12) of the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (y) an amount equal to one-twelfth (1/12) of the average Annual Bonus paid to the Executive (including any such Annual Bonuses paid to the Executive by WBD prior to the Spinoff) for the immediately preceding two (2) years (provided that the amount of any Annual Bonus in excess of $12,000,000 shall be disregarded), multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (z) the Executive and his dependents may elect to (1) continue to receive coverage under ContentCo’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of ContentCo generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 7 (provided Executive timely elects such COBRA coverage) in which case ContentCo shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if ContentCo determines that the provision of continued group health coverage at ContentCo’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided on a self-insured basis by ContentCo) or if other penalties applied to ContentCo, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, ContentCo shall pay the Executive, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that ContentCo shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire) ( (w),(x) (y) and (z) hereinafter, the “Severance

9 1011178780v10 Benefits”). For the purposes of this Agreement, the “Severance Period” shall be a period of twenty-four (24) months commencing on the termination of the Executive’s employment. In addition, upon Executive’s termination pursuant to this Paragraph 11(c), any outstanding RSUs shall become fully vested and the Signing Stock Options shall be treated as set forth in Paragraph 6(d). If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause, in either case, prior to the last day of the performance period for any tranche of PRSUs (other than any PRSUs granted under the Prior Agreement), then the Executive shall be entitled to a pro-rata portion (based on the percentage (not to exceed 100%) determined by dividing the (x) sum of the (1) the number of days Executive was employed during the performance period plus (2) 730 by (y) the number of days in the applicable performance period) of such tranche of PRSUs, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. PRSUs granted under the Prior Agreement shall be treated in accordance with Paragraph 10(c) of the Prior Agreement. The PRSUs granted under this Agreement and PRSUs granted under the Prior Agreement shall be paid at the same time as if the Executive continued to be employed by ContentCo. The Executive shall have “Good Reason” as a result of ContentCo’s: (i) reduction of Executive’s Base Salary; (ii) material reduction in the amount of the Annual Bonus which Executive is eligible to earn; (iii) relocation of Executive’s primary office at ContentCo to a facility or location that is more than forty (40) miles away from Executive’s primary office location immediately prior to such relocation and is further away from Executive’s residence; (iv) material reduction of Executive’s duties, which for purposes of clarity includes no longer reporting to the board of directors of a public company; or (v) material breach of this Agreement. For the avoidance of doubt, any changes to the Executive’s Base Salary, Annual Bonus or duties as set forth in this Agreement as a result of the Spinoff shall not constitute Good Reason. The Executive’s employment shall not be terminated for Good Reason under this subparagraph (c) unless the Executive notifies the Board in writing, within 90 days of the event or last event giving rise to the alleged Good Reason, of his intention to terminate his employment for Good Reason, describes with reasonably specificity the circumstances giving rise thereto, and (provided such circumstances are susceptible of being cured by ContentCo) provides ContentCo a period of at least ten (10) business days to cure, and ContentCo has failed to effect such a cure within such period and the Executive then resigns within ten (10) business days following the end of the cure period. (d) Disability. Upon the date specified in a written notice from the Board of Directors terminating the Executive’s employment for “Disability.” In the event of the Executive’s Disability, ContentCo shall pay to the Executive (v) the Accrued Benefits; plus (w) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s Disability, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time ContentCo normally pays the Annual Bonus; plus (x) the Executive and his dependents may elect to (1) continue to receive coverage under ContentCo’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of ContentCo generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 7 (provided Executive timely elects such COBRA coverage) in which case ContentCo shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if ContentCo determines that the provision of continued group health coverage at ContentCo’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided on a self-insured basis by ContentCo) or if other penalties applied to ContentCo, then the Executive shall be obligated to pay the full monthly premium for such

10 1011178780v10 coverage and, in such event, ContentCo shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that ContentCo shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer). In addition, upon the Executive’s termination pursuant to this Paragraph 11(d), any outstanding RSUs shall become fully vested and the Signing Stock Options shall be treated as set forth in Paragraph 6(d). If the Executive’s employment is terminated as a result of Disability during the Term of Employment and prior to the last day of the performance period for any tranche of PRSUs (including any PRSUs granted under the Prior Agreement), then the Executive shall be entitled to a pro-rata portion (based on the number of days Executive was employed during the performance period) of such tranche of PRSUs, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by ContentCo. For purposes of this Agreement, the Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties under this Agreement in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by ContentCo. (e) Quit. Upon the date the Executive resigns or otherwise terminates his employment with ContentCo other than with Good Reason or on account of Executive’s death. In the event of the Executive’s quit, ContentCo shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited, except for any vested equity awards held by the Executive and any other vested benefits (including under any WBD or ContentCo deferred compensation plans or any other plans of the Company). Notwithstanding anything to the contrary in this Agreement, the Executive shall be eligible for any benefits the Executive would receive upon retirement under any other ContentCo plan for which the Executive is eligible. (f) Term. Upon the expiration of the Term of Employment. In the event of the termination of the Executive’s employment upon the expiration of the Term of Employment (on December 31, 2030), ContentCo shall pay to the Executive (w) the Accrued Benefits; plus (x) the Executive and his dependents may elect to (1) continue to receive coverage under ContentCo’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of ContentCo generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 7 (provided Executive timely elects such COBRA coverage) in which case ContentCo shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if ContentCo determines that the provision of continued group health coverage at ContentCo’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided on a self-insured basis by ContentCo) or if other penalties applied to ContentCo, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, ContentCo shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that ContentCo shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire); plus (y) an amount equal to the sum of (1) the annualized Base Salary the Executive was earning upon expiration of the Term and (2) $12,000,000 (equal to the maximum Annual Bonus payable to the Executive pursuant to Paragraph 6(b)), which amount shall be paid in substantially equal payments over the course of the twelve (12) months immediately following his Separation From Service after the expiration of the Term of Employment, in

11 1011178780v10 accordance with ContentCo’s normal payroll practices during such period. It is the intent of the Parties that the deferred compensation under this subparagraph will not be due or paid if the Executive is entitled to receive Severance Benefits under Paragraph 11(c). In addition, upon Executive’s termination pursuant to this Paragraph 11(f), any outstanding RSUs shall become fully vested and the Signing Stock Options shall be treated as set forth in Paragraph 6(d). If the Executive’s employment terminates upon the expiration of the Term of Employment and prior to the last day of the performance period for any tranche of PRSUs, then the Executive shall be entitled to a pro-rata portion (based on the percentage (not to exceed 100%) determined by dividing (x) the sum of the (1) the number of days Executive was employed during the performance period and (2) 365 by (y) the number of days in the applicable performance period) of such tranche of PRSUs, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by ContentCo. (g) Change in Control. Effective as of the date hereof, the Prior Agreement is amended to delete Paragraph 10(g) in its entirety and the Executive’s incremental rights upon a Change in Control (as defined in the Prior Agreement) under Paragraph 10(g) of the Prior Agreement shall terminate immediately, except that if Executive’s employment is terminated other than for “Cause” or for “Good Reason”(i.e., pursuant to Paragraph 10(c) of the Prior Agreement), in either case, within the 12-month period following a Change in Control (as defined in the Prior Agreement), then any outstanding PRSUs granted in 2025, 2026 or 2027 under the Prior Agreement for which the performance period has not ended shall be earned at the maximum level of performance, regardless of actual performance and the underlying PRSUs shall be distributed immediately to the extent permissible under IRC 409A (the “PRSU Treatment”). From and after the date hereof, upon a Change in Control (as defined below), Executive’s Signing Stock Options shall be treated as set forth in Paragraph 6(d) and to the extent that the Executive’s employment terminates in accordance with Paragraph 11(c) hereof within twelve months following the consummation of a Change in Control, any outstanding RSUs shall become fully vested and if such termination is prior to the last day of the performance period for any tranche of PRSUs, such PRSUs (other than any PRSUs subject to the PRSU Treatment) shall be deemed to have vested at the greater of target or actual performance and the PRSUs shall be distributed immediately to the extent permissible under IRC 409A. For the purposes of this Agreement, “Change in Control” shall, prior to the Spinoff Effective Date, have the meaning set forth in the WBD Incentive Plan (except for purposes of the PRSU Treatment) and, effective as of the Spinoff Effective Date, have the meaning set forth in the equity incentive plan adopted by ContentCo. Notwithstanding the foregoing, (i) neither (x) the Spinoff nor (y) a sale of WBD’s Global Networks division (or all or substantially all of such division’s assets) shall be deemed to be a “Change in Control” for any purpose under this Agreement or the Prior Agreement, and (ii) a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under IRC 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5). Effective as of the Spinoff Effective Date, following the termination of the Term of Employment and the Executive’s employment under this Agreement, ContentCo will have no further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (g) above. On or following the date of termination of the Executive’s employment pursuant to subparagraph (c), (d), (f) or (g) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph (other than the Accrued Benefits, which are payable regardless of whether the Executive signs a release) and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against ContentCo, its employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from ContentCo including any claims under the terms of this Agreement and including a release of claims under the Age Discrimination in Employment Act, in a form to be provided by ContentCo. The release must become irrevocable within sixty (60) calendar days (or such earlier date as the release provides) after termination. Payment of any “409A Payment” (as defined in Paragraph 16(a)) shall be made as provided in subparagraph (c), (d), (f) or (g), as modified by Paragraph 16(a), but, in any event, not before the first business day of the year subsequent to the year in which occurs the date of termination if the sixty (60) calendar day period specified above ends in the calendar year subsequent to such date of termination. ContentCo agrees that such release will provide that: (1) the Term of Employment has ended and ContentCo will no longer

12 1011178780v10 require the Executive to perform any additional duties under this Agreement on behalf of ContentCo, except those post-employment duties contemplated by the release (if any) and Paragraphs 12, and 13 below; (2) other than as set forth or otherwise addressed in the release, the Board has no actual knowledge of any claim, charge or complaint against the Executive; and (3) the release shall not be construed to prohibit the Executive from presenting any defense against any claim, charge or complaint ContentCo subsequently may bring against him. For the avoidance of doubt, if Executive’s employment with WBD terminates for any of the reasons set forth in subparagraph (c), (d), (f) or (g) above, as a condition to any payment due to Executive under Paragraph 10 of the Prior Agreement, Executive shall be required to execute a release of claims against WBD in accordance with the Prior Agreement. In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and WBD or ContentCo, as applicable, and the Executive continues to provide his services to WBD or ContentCo, as applicable at the request of WBD or ContentCo, as applicable, such employment shall be at will on such terms and conditions as may be established by WBD or ContentCo, as applicable and may be terminated for any reason or no reason at any time by the applicable Party with or without notice. 12. Restrictive Covenants. Except as expressly provided herein, upon the Spinoff Effective Date, any references in this Paragraph 12 to “WBD” or a “WBD Entity” shall instead be deemed to refer to “ContentCo” or a “ContentCo Entity”. Notwithstanding the immediately preceding sentence, for the two-year period immediately following the Spinoff Effective Date, Executive shall continue to be bound by the covenants in this Paragraph 12 with respect to any portion of WBD’s business not continued by ContentCo following the Spinoff and WBD shall continue to enjoy and enforce all of the rights and benefits under this Paragraph 12 for such two-year period; provided, however, (i) that decisions with respect to allocation of employees in the Spinoff will not be considered a breach of this Paragraph 12 and (ii) the operation of ContentCo and the Executive’s performance of his role as President and CEO of ContentCo in the ordinary course of business will not be considered a breach of this Paragraph 12. For the avoidance of doubt, Executive’s employment with ContentCo following the Spinoff Effective Date shall not be deemed to violate any of the covenants set forth in this Paragraph 12. (a) Exclusive Services. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for WBD. During the Executive’s employment with WBD, the Executive shall not engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement, provided that the Executive may sit on the boards of directors of other entities, with the prior written approval of the Board. The Executive will not during the Term of Employment solicit offers for the Executive’s services, negotiate with potential employers, enter into any oral or written agreement for the Executive’s services, give or accept any option for the Executive’s services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive’s services to or from any person or entity whatsoever other than WBD. (b) Non-Solicitation, Non-Interference and Non-Competition. As a means to protect WBD’s legitimate business interests including protection of the “Confidential Information” (as defined in subparagraph 12(c)) of WBD (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 12 would necessarily involve the use of Confidential Information), during the “Restricted Period” (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity: (i) solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) WBD (or any of its subsidiaries, ( a “WBD Entity”)) or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to WBD (or a WBD Entity), provided the prohibition in this clause (i) shall not apply to the Executive’s Executive Assistant. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for WBD (or a WBD Entity); or (ii) (x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of WBD (or a WBD Entity) during the Term of Employment to discontinue such person’s or entity’s business relationship with the WBD (or a WBD Entity); or (y) discourage

13 1011178780v10 any prospective customer, producer, advertiser, distributor or supplier of WBD (or a WBD Entity)from becoming a customer, producer, advertiser, distributor or supplier of WBD (or a WBD Entity)), including, without limitation, making any negative statements or communications about WBD (or a WBD Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of WBD with which the Executive had personal contact, or for whom the Executive had some responsibility in the performance of the Executive’s duties for WBD, during the Term of Employment; or (ii) hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this Agreement, a “Competitive Business” shall be any business that directly competes with WBD for viewers, advertisers, distributors, producers, actors or the like in the production, post-production assembly, theatrical release or distribution/delivery of nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television programming or content (whether in cable, broadcast, free to air, digital, streaming, film, or any other distribution method) within the Restricted Territory; provided that, commencing one year following the Spinoff, the definition of “Competitive Business” shall be any business that directly competes with ContentCo for viewers, advertisers, distributors, producers, actors or the like in the production, post-production assembly, theatrical release or distribution/delivery of nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television programming or content (whether in free to air, digital, streaming, film, or any other similar distribution method) within the Restricted Territory. “Restricted Territory” means the United States and any other country for which Executive had management responsibilities (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the three (3) years prior to termination of employment. (iii) The “Restricted Period” shall begin on the date of this Agreement and shall expire on the second anniversary of the Executive’s termination of employment on account of Executive’s voluntarily terminating his employment (other than for Good Reason); provided, however, that, the Restricted Period shall expire on the first anniversary of such termination, if the Executive’s employment is terminated by WBD without Cause or by the Executive for Good Reason. (iv) Notwithstanding clause (iii) above, the Executive may own, directly or indirectly, of an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity. (c) Confidential Information. (i) No Disclosure. Executive shall not, at any time (whether during or after the Term of Employment) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside WBD (other than its shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of WBD, any WBD Entities and/or any third party that has disclosed or provided any of same to WBD on a confidential basis (“Confidential Information”) without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by WBD (or a WBD Entity), or (C) made available to the Executive by a third party who, to the best of the Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) WBD(or a WBD Entity) or another person or entity. The Executive shall handle Confidential Information in accordance with the applicable federal securities laws.

14 1011178780v10 (ii) Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from (x) using any Confidential Information in any manner reasonably connected to the conduct of WBD’s business; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject), provided that the Executive gives WBD prompt notice of such request(s), to the extent practicable, so that WBD may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by WBD, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against WBD or the Executive. Provided Executive does so consistent with the Defend Trade Secrets Act (18 U.S.C. § 1833), Executive may disclose trade secret information to a government official or to an attorney for the purposes of obtaining legal advice or submit it under seal in certain court proceedings without fear of prosecution or liability. For the avoidance of doubt, and notwithstanding the foregoing, nothing herein or in this Agreement shall (x) prohibit the Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, or (y) prevent or limit the Executive from discussing his terms and conditions of employment. Nothing herein or in this Agreement, however, authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. (iii) Return All Materials. Upon termination of the Executive’s employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by WBD (or a WBD Entity), (y) immediately destroy, delete, or return to WBD(at WBD’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, smartphone, laptop or other computer, whether or not such computer is WBD property) that contain Confidential Information or otherwise relate to the business of WBD, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with WBD regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware. (d) Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 12 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of WBD. The Executive acknowledges that all of the restrictions in this Paragraph 12 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 12 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and WBD. The Executive agrees that the existence of any claim or cause of action by the Executive against WBD, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by WBD of the covenants and restrictions in this Paragraph 12. The Executive agrees that the restrictive covenants contained in this Paragraph 12 are a material part of the Executive’s obligations under this Agreement for which WBD has agreed to compensate the Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period. 13. Intangible Property. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by WBD or WBD Entities and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting or promotion of WBD or WBD Entities, whatever the Executive’s involvement with such matters may have been, and whether procured, produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that WBD or WBD Entities now has and shall hereafter have and retain the sole and

15 1011178780v10 exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive’s work in this regard being a work for hire for WBD under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with WBD during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to WBD all papers reasonably requested by it in connection therewith, provided however that WBD shall reimburse the Executive for reasonable expenses related thereto. 14. Arbitration. (a) The Parties shall retain all rights and remedies available to them under law, in equity, or otherwise with respect to any dispute, claim or controversy arising out of, relating to, concerning, involving, or requiring the interpretation of the provisions of Paragraphs 12-13 of this Agreement, and any such dispute, claim or controversy shall not be subject to arbitration under this Paragraph 14 or otherwise. The Parties consent to the exclusive jurisdiction of the state and federal courts located in borough of Manhattan in New York City, New York. (b) All other disputes, claims or controversies arising out of or relating to this Agreement or Executive’s employment with WBD shall be settled by confidential arbitration initiated within the applicable statute of limitations period and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in the form obtaining when the arbitration is initiated. The determination of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be the New York City metropolitan area. (c) The arbitrator shall be selected by mutual agreement of the Parties. If the Parties are not able to agree upon an available arbitrator within seven days of the initiation of the arbitration, the Parties shall obtain from the National Academy of Arbitrators a panel of seven available arbitrators and the arbitrator shall be selected by each Party striking the name of one arbitrator in turn, until only one name of an available arbitrator remains. The Party initiating the arbitration shall make the first strike within 48 hours of receiving the panel list and each successive strike shall be made within 48 hours of the previous strike. (d) Consistent with the expedited nature of arbitration, each Party will, upon written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within 30 days following the appointment of the arbitrator. (e) The arbitrator may grant any remedy or relief that would be available in a court of law provided, however, that the arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. The Parties hereby expressly waive any right to a jury trial and this waiver of a jury trial is absolute under this agreement to arbitrate. (f) Except as may be required by law, neither Party nor an arbitrator may disclose the existence, content, any documents received in discovery, or results of any arbitration hereunder without the prior written consent of both Parties. (g) Unless otherwise determined by the arbitrator, each Party shall be responsible for its own fees and expenses (including all attorneys’ fees and witness fees) incurred by the Party in the arbitration. 15. Clawback. Bonus incentive and equity compensation paid or provided to the Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of any clawback or recoupment policy as may be adopted from time to time by WBD prior to the Spinoff Effective Date (including the Warner Bros. Discovery, Inc. Compensation Clawback Policy, effective October 2, 2023) or ContentCo on or after the Spinoff Effective Date,

16 1011178780v10 including, in each case, any such policy required to comply with applicable law or the listing standards of any national securities exchange. 16. Miscellaneous. (a) 409A Limitations. To the extent that any payment to the Executive constitutes a “deferral of compensation” subject to IRC 409A (a “409A Payment”), and such payment is triggered by the Executive’s termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a “separation from service,” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”). Furthermore, if on the date of the Executive’s Separation From Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by WBD, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Agreement. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from IRC 409A and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to comply therewith or exempt therefrom. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “paid within sixty (60) days”) following the Executive’s termination of employment, such payment shall commence following the Executive’s Separation From Service and the actual date of payment within the specified period shall be within the sole discretion of WBD. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under WBD’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to IRC 409A, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year; and (3) the right to reimbursement of such expenses or in- kind benefits shall not be subject to liquidation or exchange for another benefit. (b) Equity Awards. If there is any discrepancy between the terms set forth herein for the Signing Stock Options and/or any Annual ContentCo LTI Award, and the terms of the award agreements memorializing such awards, then the terms of this Agreement shall control. (c) Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of WBD hereunder or any amendment hereof shall require the approval of the Chairman of the Board or the Chairman of the Compensation Committee. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective. (d) Successors and Assigns. The rights and obligations of WBD under this Agreement shall be binding on and inure to the benefit of WBD, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of WBD, provided that such assignee or transferee assumes the liabilities, obligations

17 1011178780v10 and duties of WBD, as contained in this Agreement, either contractually or as a matter of law. The Executive may not assign any of his duties under this Agreement. Notwithstanding the foregoing, this Agreement may be assigned to ContentCo or an affiliate of WBD that contains the ContentCo business, either prior to or immediately following the Spinoff. (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. (f) Governing Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law rules. (g) Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the subject matter hereof except for the Pre-Spinoff Terms that are specifically stated in this Agreement to continue to apply prior to a Spinoff. Following the Spinoff Effective Date, the Prior Agreement shall be superseded in its entirety, provided that any outstanding equity awards under such Prior Agreement shall continue to be governed by the terms of the applicable award agreement and their treatment under the Prior Agreement (e.g., upon termination of employment), but there shall not be any duplication of benefits with respect to any such awards by reason thereof. The Executive and WBD each acknowledge that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement. (h) Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law. (i) Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by telegram, telex, telecopier, facsimile or email transmission (with receipt confirmed by telephone), to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party hereto given in accordance herewith:

18 1011178780v10 If to the Company: Warner Bros. Discovery, Inc. 230 South Park Avenue, New York, NY 10003 Attention: Chief People and Culture Officer With a copy to: Warner Bros. Discovery, Inc. 230 South Park Avenue, New York, NY 10003 Attention: Chief Legal Officer If to the Executive: David Zaslav At the home address then on file with the Company With a copy to: [REDACTED] [REDACTED] [REDACTED] [REDACTED] (tel): [REDACTED] Email: [REDACTED] (j) Titles. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement. (k) No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement. (l) Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with WBD for any reason. [Signature Page Follows]

19 1011178780v10 IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above. /s/ David Zaslav Date: June 12, 2025 DAVID ZASLAV WARNER BROS. DISCOVERY, INC. /s/ Tara Smith Date: June 12, 2025 By: Tara Smith Its: Executive Vice President and Corporate Secretary DISCOVERY COMMUNICATIONS, LLC /s/ Tara Smith Date: June 12, 2025 By: Tara Smith Its: Executive Vice President and Corporate Secretary